Exhibit 99.1

Ferguson Reports Third Quarter Ended September 30, 2026
Strong Execution Drives Continued Outperformance; Full Year Guidance Raised
Third quarter highlights
-     Sales of $9.0 billion, increased 9.5%, including 7.0% organic growth.
-     Gross margin of 30.9%, down 40 bps from prior year.
-     Operating profit of $885 million, up 4.9% from prior year ($962 million on an adjusted basis, up 8.9%).
-     Operating margin of 9.8%, down 40 bps from prior year (10.7% on an adjusted basis, flat with prior year).
-     Diluted earnings per share of $3.08, down 4.9% from prior year ($3.43 on an adjusted basis, up 7.9%).
-    Completed three acquisitions during the quarter, including FloWorks, and one subsequent to quarter end.
-    Declared quarterly dividend of $0.89.
-    Balance sheet remains strong, following the FloWorks acquisition, with net debt to adjusted EBITDA of 1.7x.

November 9, 2026, Newport News, VA— Ferguson Enterprises Inc. (NYSE: FERG). Kevin Murphy, Ferguson CEO, commented, “Our expert associates delivered strong third quarter results, with non-residential sales up 15% and residential growth of 6%. We continue to invest organically and through acquisitions to expand our value-added solutions and geographic footprint. We have completed eleven acquisitions this year with an aggregate annualized revenue of approximately $1.5 billion, while preserving a strong balance sheet.
“While our markets remain mixed, our year-to-date performance and the addition of FloWorks enable us to raise our full year guidance. We expect to continue delivering market outperformance by deploying scale locally and leveraging the long-term growth drivers of water infrastructure, large capital projects, climate and comfort and aging and underbuilt housing. We remain confident in our ability to capitalize on these growth drivers as we provide essential water and air solutions for the complex project needs of the specialized professional.”
Calendar 2026 Guidance

	Prior 2026 Guidance January 1 - December 31, 2026	Updated 2026 Guidance** January 1 - December 31, 2026
Net sales	Mid-single digit growth	~7% growth
Adjusted operating margin*	9.5% - 9.8%	9.6% - 9.8%
Interest expense	~$200 million	~$235 million
Capital expenditures	$375 - $425 million	~$425 million
Adjusted effective tax rate*	~26%	~26%
* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.
** Updated guidance reflects latest performance and inclusion of the FloWorks acquisition that closed on August 31, 2026.

	Three months ended September 30,
US$ (In millions, except per share amounts)	2026		2025		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	9,026	9,026	8,245	8,245	+9.5%	+9.5%
Gross margin	30.9%	30.9%	31.3%	31.3%	(40) bps	(40) bps
Operating profit	885	962	844	883	+4.9%	+8.9%
Operating margin	9.8%	10.7%	10.2%	10.7%	(40) bps	Flat
Earnings per share - diluted	3.08	3.43	3.24	3.18	(4.9)%	+7.9%
Adjusted EBITDA		1,028		943		+9.0%
Net debt(1) : Adjusted EBITDA		1.7x		1.0x

	Nine months ended September 30,
US$ (In millions, except per share amounts)	2026		2025		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	25,249	25,249	23,821	23,821	+6.0%	+6.0%
Gross margin	31.0%	31.0%	31.1%	31.1%	(10) bps	(10) bps
Operating profit	2,390	2,541	2,193	2,386	+9.0%	+6.5%
Operating margin	9.5%	10.1%	9.2%	10.0%	+30 bps	+10 bps
Earnings per share - diluted	8.63	9.09	8.17	8.48	+5.6%	+7.2%
Adjusted EBITDA		2,733		2,557		+6.9%
Net debt(1) : Adjusted EBITDA		1.7x		1.0x

(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”

Summary of financial results
Quarter ended September 30, 2026
Net sales of $9.0 billion were 9.5% ahead of last year driven by organic growth of 7.0% and acquisition growth of 2.7%, partially offset by 0.2% from divestments in Canada. Price inflation was low to mid single digits.
Gross margin of 30.9% was 40 basis points below the prior year, which was temporarily elevated by the timing and extent of supplier price increases. We continued to drive operating cost leverage by balancing disciplined cost management with investments for future growth.
Reported operating profit was $885 million (9.8% operating margin), 4.9% ahead of last year. Adjusted operating profit of $962 million (10.7% adjusted operating margin) was 8.9% above last year.
Reported diluted earnings per share was $3.08, down 4.9% compared to last year primarily due to the timing and extent of tax benefits in the comparable period. Adjusted diluted earnings per share of $3.43 increased 7.9%, principally due to higher adjusted operating profit.

US - quarter ended September 30, 2026
Net sales in the US business increased by 10.2%, with organic growth of 7.4% and a further 2.8% contribution from acquisitions.
Residential end markets, representing approximately half of sales, remained pressured with weak new construction activity and continued softness in repair, maintenance and improvement work (“RMI”). Despite these headwinds, we grew residential sales by 6%.
We grew non-residential sales by 15% this quarter as our scale, expertise, multi-customer group approach and value-added solutions drove strong share gains in a mixed market. Large capital project activity remained healthy with growth in open order volumes and strong bidding activity.
Adjusted operating profit of $952 million was 8.8% or $77 million above last year.
We completed three acquisitions during the quarter and one subsequent to quarter end, bringing the total to eleven acquisitions this year, with aggregate annualized sales of approximately $1.5 billion. These acquisitions further strengthen our specialized capabilities and geographic footprint across our customer groups:
Industrial: Strengthened our offering across highly technical valve and flow control solutions with the acquisition of FloWorks, which closed on August 31st. FloWorks has over 60 locations and 25 service centers across the United States and Canada. Additionally, we further scaled our pump and pump repair capabilities on the West Coast with the acquisition of Brax Company, Inc., operating out of three locations in Southern California.
HVAC: Expanded our presence in support of our dual-trade offering by adding Rogers Supply Company, Inc., with twelve locations across Illinois and Indiana.
Waterworks: Further diversified our portfolio by acquiring Canyon Systems, Inc. subsequent to quarter-end, establishing a process solutions platform for water and wastewater treatment across six Western states.
Canada - quarter ended September 30, 2026
Net sales decreased by 4.5% as organic growth of 0.6% was fully offset by a 3.2% impact from non-core business divestments and a 1.9% headwind from foreign exchange rates. Markets have remained challenging in Canada, particularly in residential. Adjusted operating profit of $23 million was $1 million ahead of last year.
Segment overview

	Three months ended September 30,			Nine months ended September 30,
US$ (In millions)	2026	2025	Change	2026	2025	Change
Net sales:
US	8,621	7,821	+10.2%	24,110	22,672	+6.3%
Canada	405	424	(4.5)%	1,139	1,149	(0.9)%
Total net sales	9,026	8,245	+9.5%	25,249	23,821	+6.0%

Adjusted operating profit:
US	952	875	+8.8%	2,533	2,385	+6.2%
Canada	23	22	+4.5%	50	51	(2.0)%
Central and other costs	(13)	(14)		(42)	(50)
Total adjusted operating profit	962	883	+8.9%	2,541	2,386	+6.5%

Financial position
Net debt to adjusted EBITDA at September 30, 2026 was 1.7x. During the quarter, we deployed $108 million in capex and invested $1.7 billion in acquisitions, which included FloWorks.
We declared a quarterly dividend of $0.89. The dividend will be paid on January 8, 2027 to stockholders of record as of November 20, 2026.
As previously discussed, we temporarily paused our share repurchase program in connection with the FloWorks acquisition. In accordance with our capital allocation priorities, we expect to resume buybacks as leverage trends back toward the lower end of our 1-2x net debt to adjusted EBITDA target range.
During the quarter, we priced public offerings totaling $1.2 billion of senior unsecured notes. We also entered into an unsecured $900 million term loan that matures in 2029. These proceeds were used to finance the FloWorks acquisition with the remainder to be used for general corporate purposes.

For further information please contact

Investor relations
Pete Kennedy, Vice President of IR and Sustainability	Mobile:	+1 757 603 0111
Christen Rusbarsky, Director of Investor Relations	Mobile:	+1 443 528 2533

Media inquiries
Christine Dwyer, Vice President of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 664 1960
Ask for the Ferguson call quoting 098240. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG) is North America’s largest value-added distributor of essential water and air solutions, serving specialized professionals in our $400B residential and non-residential construction markets. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson had sales of $31.3 billion (CY’25) and has approximately 36,000 associates in over 1,800 locations. For more information, please visit corporate.ferguson.com.
Provisional financial calendar

Results for period ending December 31, 2026	February 16, 2027 with call from 8:30 a.m. ET

Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, expectations regarding global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, the overall performance of, including demand levels for, the markets in which we operate, the expected synergies and financial impact of recent acquisitions, capital deployment strategy, including the amount and timing of our dividends and share repurchases, investments and capital expenditures, and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “poised,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions); failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result; changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative or agentic artificial intelligence (“AI”)); failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies, including the failure to quickly adapt our strategy to emerging technologies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates; the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws and accounting standards; our access to capital, indebtedness and changes in our credit ratings and outlook; fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change; the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and other risks and uncertainties set forth under the heading “Risk Factors” in our Transition Report on Form 10-KT for the five-month transition period ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson Enterprises Inc.
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, certain significant acquisition-related transaction and integration costs associated with acquisitions that are outside the Company’s typical acquisition profile and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2026	2025	2026	2025
Net income	$598	$638	$1,678	$1,617
Provision for income taxes	207	153	533	433
Interest expense, net	64	47	161	142
Other expense, net	16	6	18	1
Operating profit	885	844	2,390	2,193
Corporate restructuring expenses(1)	2	2	6	6
Business restructuring expenses(2)	—	1	—	73
Acquisition and integration costs(3)	25	—	25	—
Amortization of acquired intangibles	50	36	120	114
Adjusted Operating Profit	962	883	2,541	2,386
Depreciation & impairment of PP&E	60	53	174	149
Amortization of non-acquired intangibles	6	7	18	22
Adjusted EBITDA	$1,028	$943	$2,733	$2,557
(1)For the three and nine months ended September 30, 2026 and 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(2)For the three and nine months ended September 30, 2025, business restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(3)For the three and nine months ended September 30, 2026, acquisition and integration costs related to the Company’s incremental costs in connection with the FloWorks acquisition.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of September 30,
(In millions)	2026	2025
Long-term debt	$5,571	$4,124
Short-term debt	599	—
Bank overdrafts(1)	—	3
Derivative liabilities	1	2
Cash and cash equivalents	(476)	(832)
Net debt	$5,695	$3,297
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheets.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	September 30,
	2026	2025
Net income	$2,067	$1,973
Provision for income taxes	678	542
Interest expense, net	209	190
Other expense (income), net	32	(3)
Restructuring activities(1)	1	79
Acquisition and integration costs(2)	25	—
Depreciation and amortization	407	377
Adjusted EBITDA	$3,419	$3,158
Net Debt: Adjusted EBITDA	1.7x	1.0x
(1)For the rolling twelve months ended September 30, 2026, restructuring activities primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States, partially offset by a gain on the sale of a closed distribution center in November 2025 relating to previous business restructuring activities. For the rolling twelve months ended September 30, 2025, restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth, as well as incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(2)For the rolling twelve months ended September 30, 2026, acquisition and integration costs related to the Company’s incremental costs in connection with the FloWorks acquisition.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	September 30,
(In millions, except per share amounts)	2026		2025
		per share(1)		per share(1)
Net income	$598	$3.08	$638	$3.24
Corporate restructuring expenses(2)	2	0.01	2	0.01
Business restructuring expenses(3)	—	—	1	0.01
Acquisition and integration costs(4)	25	0.13	—	—
Amortization of acquired intangibles	50	0.26	36	0.18
Loss on disposal of non-operating entity(5)	9	0.05	—	—
Discrete tax adjustments(6)	(4)	(0.02)	(42)	(0.21)
Tax impact-non-GAAP adjustments(7)	(16)	(0.08)	(9)	(0.05)
Adjusted net income	$664	$3.43	$626	$3.18

Diluted weighted-average shares outstanding	193.9		196.9

	Nine months ended
	September 30,
(In millions, except per share amounts)	2026		2025
		per share(1)		per share(1)
Net income	$1,678	$8.63	$1,617	$8.17
Corporate restructuring expenses(2)	6	0.03	6	0.03
Business restructuring expenses(3)	—	—	73	0.37
Acquisition and integration costs(4)	25	0.13	—	—
Amortization of acquired intangibles	120	0.62	114	0.58
Loss on disposal of non-operating entity(5)	9	0.05	—	—
Discrete tax adjustments(6)	(38)	(0.20)	(85)	(0.43)
Tax impact-non-GAAP adjustments(7)	(34)	(0.17)	(48)	(0.24)
Adjusted net income	$1,766	$9.09	$1,677	$8.48

Diluted weighted-average shares outstanding	194.4		197.9
(1)Per share on a dilutive basis.
(2)For the three months and nine months ended September 30, 2026 and 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(3)For the three and nine months ended September 30, 2025, business restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(4)For the three and nine months ended September 30, 2026, acquisition and integration costs related to the Company’s incremental costs in connection with the FloWorks acquisition.
(5)For the three and nine months ended September 30, 2026, the Company disposed of a non-operating entity at a loss. This loss is included in other expense, net in the Company’s consolidated statement of earnings.
(6)For the three and nine months ended September 30, 2026 and 2025, discrete tax adjustments primarily related to the release of uncertain tax positions due to lapses in statutes of limitations, the tax treatment of certain compensation items that were not individually significant, and, for the year-to-date periods, adjustments related to prior-year tax positions.
(7)For the three and nine months ended September 30, 2026, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles, and, to a lesser extent, certain costs related to the FloWorks acquisition. For the three and nine months ended September 30, 2025, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles, along with the tax impact of certain restructuring expenses.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions, except per share amounts)	2026	2025	2026	2025
Net sales	$9,026	$8,245	$25,249	$23,821
Cost of sales	(6,240)	(5,662)	(17,433)	(16,409)
Gross profit	2,786	2,583	7,816	7,412
Selling, general and administrative expenses	(1,783)	(1,640)	(5,108)	(4,855)
Restructuring expenses	(2)	(3)	(6)	(79)
Depreciation and amortization	(116)	(96)	(312)	(285)
Operating profit	885	844	2,390	2,193
Interest expense, net	(64)	(47)	(161)	(142)
Other expense, net	(16)	(6)	(18)	(1)
Income before income taxes	805	791	2,211	2,050
Provision for income taxes	(207)	(153)	(533)	(433)
Net income	$598	$638	$1,678	$1,617

Earnings per share - Basic	$3.09	$3.25	$8.65	$8.18

Earnings per share - Diluted	$3.08	$3.24	$8.63	$8.17

Weighted average number of shares outstanding:
Basic	193.5	196.5	193.9	197.5
Diluted	193.9	196.9	194.4	197.9

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$476	$557
Accounts receivable, net	4,455	3,312
Inventories	5,215	4,588
Prepaid and other current assets	1,294	1,031
Assets held for sale	28	48
Total current assets	11,468	9,536
Property, plant and equipment, net	2,070	1,911
Operating lease right-of-use assets	1,950	1,832
Deferred income taxes, net	—	165
Goodwill	3,375	2,470
Other non-current assets	2,348	1,238
Total assets	$21,211	$17,152

Liabilities and stockholders’ equity
Accounts payable	$3,884	$3,117
Other current liabilities	2,701	2,008
Total current liabilities	6,585	5,125
Long-term debt	5,571	3,978
Long-term portion of operating lease liabilities	1,521	1,436
Deferred income taxes, net	127	6
Other long-term liabilities	748	750
Total liabilities	14,552	11,295
Total stockholders' equity	6,659	5,857
Total liabilities and stockholders' equity	$21,211	$17,152

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Nine months ended
	September 30,
	2026	2025
Cash flows from operating activities:
Net income	$1,678	$1,617
Depreciation and amortization	312	285
Share-based compensation	65	68
Changes in inventories	(308)	(346)
Changes in receivables and other assets	(1,142)	(718)
Changes in accounts payable and other liabilities	931	994
Other operating activities	(64)	(16)
Net cash provided by operating activities	1,472	1,884
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(2,257)	(276)
Capital expenditures	(342)	(247)
Other investing activities	2	55
Net cash used in investing activities	(2,597)	(468)
Cash flows from financing activities:
Purchase of treasury shares	(438)	(611)
Net change in debt and bank overdrafts	2,044	(199)
Cash dividends	(519)	(493)
Other financing activities	(19)	(41)
Net cash provided by (used in) financing activities	1,068	(1,344)
Change in cash, cash equivalents and restricted cash	(57)	72
Effects of exchange rate changes	(6)	19
Cash, cash equivalents and restricted cash, beginning of period	581	773
Cash, cash equivalents and restricted cash, end of period	$518	$864